Exhibit 4.20(b)

FIRST AMENDMENT TO SENIOR SECURED CREDIT AGREEMENT
THIS FIRST AMENDMENT TO SENIOR SECURED CREDIT AGREEMENT (this “Amendment”), is entered into as of February 6, 2025, among TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (the “Borrower”), the other Loan Parties, each Lender (as defined below) party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent (the “Administrative Agent”).
R E C I T A L S:
A.    Reference is made to that certain Senior Secured Credit Agreement, dated as of September 28, 2023 (as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified immediately prior the Amendment Effective Date, the “Existing Credit Agreement”, and as further amended by this Amendment, the “Credit Agreement”), by and among the Borrower, the lenders from time to time party thereto (collectively, the “Lenders” and each, a “Lender”) and the Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
B.    The Borrower, the other Loan Parties, the Administrative Agent and each Lender party to the Existing Credit Agreement now desire to amend the Existing Credit Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants, terms and conditions, and in reliance upon the representations and warranties, in each case contained herein, the parties hereto agree hereby as follows:
ARTICLE I
Section 1.01    AMENDMENTS.
(a)    Effective as of the date hereof, the definition of “Maturity Date” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:
“Maturity Date” means the earlier of (i) September 28, 2026 and (ii) the earliest scheduled “Maturity Date” as defined in the Revolving Loan Facility; provided that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
ARTICLE II
Section 2.01    REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, the Borrower and each other Loan Party, as applicable, represents and warrants that, as of the date hereof:
(a)    the representations and warranties of the Borrower and the other Loan Parties, as applicable, contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Amendment Effective Date (as defined below), after giving effect to the amendments contemplated in this Amendment, as if such representations and warranties were being made on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement;
(b)    no event has occurred and is continuing which constitutes a Default;
(c)    (i) each Loan Party has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Amendment, (ii) this Amendment has been duly executed and delivered by each Loan Party, and (iii) this Amendment and the Credit Agreement constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party hereto or thereto in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other applicable laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(d)    the execution, delivery and performance by each applicable Loan Party of this Amendment and the Credit Agreement, and the consummation of any transactions contemplated herein or therein, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (i) contravene any material term of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable law to which such Person is subject, except in each case referred to in subsections (ii) and (iii) above to the extent that any such conflict, breach, contravention, creation, requirement or violation could reasonably be expected to have a Material Adverse Effect; and
(e)    no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, any applicable Loan Party of this Amendment other than those already obtained or performed.
ARTICLE III
Section 3.01    CONDITIONS PRECEDENT TO EFFECTIVENESS. The parties hereto agree that this Amendment shall not be effective until the date (such date, the “Amendment Effective Date”) on which the following conditions are satisfied:
(a)    the Administrative Agent shall have received a copy of this Amendment duly completed, executed and delivered by each Lender party to the Existing Credit Agreement, the Borrower and the other Loan Parties;
(b)    as of the Amendment Effective Date and immediately after giving effect thereto, no Default shall have occurred and be continuing;
(c)    the representations and warranties set forth in Section 2.01 hereof shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects); and
(d)    the Borrower shall have paid all fees and expenses for which invoices have been presented at least two (2) Business Days prior to the Amendment Effective Date (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel).
ARTICLE IV
Section 4.01    MISCELLANEOUS.
(a)    RATIFICATION OF LOAN DOCUMENTS. Except for the specific amendments, releases, consents and waivers expressly set forth in this Amendment, the terms, provisions, conditions and covenants of the Credit Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed, and the execution, delivery and performance of this Amendment shall not in any manner operate as a waiver of, consent to or amendment of any other term, provision, condition or covenant of the Credit Agreement or any other Loan Document. The Borrower and each other Loan Party party hereto confirms (i) that each Loan Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations and all such applicable Obligations that are joint and several obligations of each Loan Party now or hereafter existing, (ii) its respective grant to the Administrative Agent for the benefit of the Secured Parties of the security interest in and continuing Lien on all of such Loan Party’s right, title and interest in, to and under its Collateral, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all applicable Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to the Credit Agreement), subject to the terms contained in the applicable Loan Documents and (iii) its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is a party. This Amendment is not intended to and does not constitute a novation of the Loan Party’s Obligations under the Loan Documents.
(b)    REFERENCES TO THE CREDIT AGREEMENT. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder” or in any other Loan Document to the “Credit Agreement” or “thereunder”, or words of like import, shall mean and be a reference to the Credit Agreement, as affected and amended hereby.

(c)    EXECUTION IN COUNTERPARTS. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Amendment shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Amendment or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
(d)    GOVERNING LAW; VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL; BINDING EFFECT. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The jurisdiction, venue, service of process and waiver of jury trial provisions in Sections 10.14(b), 10.14(c), 10.14(d) and 10.15, respectively, of the Credit Agreement are hereby incorporated by reference into this Amendment and shall apply, mutatis mutandis, to this Amendment. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(e)    HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not affect the interpretation of this Amendment.
(f)    TIME OF THE ESSENCE. Time is of the essence of this Amendment.
(g)    LOAN DOCUMENT. This Amendment is a Loan Document and subject to the terms of the Credit Agreement.
(h)    ENTIRE AGREEMENT. THIS AMENDMENT, TOGETHER WITH THE CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the Amendment Effective Date.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ Vicki L. Villacrez
Vicki L. Villacrez
Executive Vice President and Chief Financial Officer

By:	/s/ John M. Toomey
John M. Toomey
Vice President and Treasurer

TDS TELECOMMUNICATIONS LLC

By:	/s/ Vicki L. Villacrez
Vicki L. Villacrez
Vice President and Treasurer

AFFILIATE FUND

By:	/s/ Vicki L. Villacrez
Vicki L. Villacrez
President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ Matthew Pfeiffer
Name:	Matthew Pfeiffer
Title:	Managing Director

CITIBANK, N.A.,
as a Lender

By:	/s/ Elizabeth Minnella Gonzalez
Name:	Elizabeth Minnella Gonzalez
Title:	Managing Director and Vice President

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Justin Robinson
Name:	Justin Robinson
Title:	Authorized Signatory